Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Group of Companies Expands Board of Directors

– Loreen Spencer and Susan Lattmann Join Board –

– Robin Hensley Retires after 23 Years of Service –

ST. PETERSBURG, FLA. – February 13, 2024 - Superior Group of Companies, Inc. (NASDAQ: SGC), today announced the appointment of Loreen Spencer and Susan Lattmann to its Board of Directors, effective February 12, 2024.

Spencer brings to SGC a wealth of audit, accounting, financial and governance expertise. Spencer is a Certified Public Accountant, and from 1987 until her retirement in 2016, was an Audit Partner for Deloitte & Touche LLP. Since 2017 she has served on the Board of Directors and the Audit & Risk Committee of Raymond James Bank, a banking subsidiary of Raymond James Financial, Inc. (NYSE: RJF) and since 2020 has served on the Board of Directors and is the Audit Committee Chair of Typ Tap Insurance Group, Inc., a technology-driven insurance company. Spencer previously served on the Board of Directors and the Audit and Compensation Committees of HCI Group, Inc. (NYSE: HCI). Spencer is a founding board member and since 2002 has been Board Chair of the Gift of Adoption Florida Chapter. In 2015, she was recognized by the U.S. Congress as a Congressional Coalition on Adoption Institute “Angel in Adoption.” Also in 2015, she was recognized by the Tampa Lightning Foundation as a Tampa Bay Lightning Community Hero. Spencer also served from 1998 to 2016 on the Goodwill Industries Suncoast Inc. Board (two years as Chair), from 2011 to 2016 on the St. John’s Episcopal Parish Day School Board of Trustees, and from 2000 to 2014 on the University of Florida Fisher School of Accounting Advisory Board. She earned both her Bachelor of Science, with a major in Accounting, and Master of Accounting from the University of Florida.

Lattmann is an experienced financial, accounting and business leader with significant governance experience, including in omni-channel and direct-to-consumer online businesses. Lattmann has served as the Chief Financial Officer for The Row, an international luxury apparel retailer, since 2021. Previously, she was employed by Bed Bath & Beyond Inc. (NASDAQ: BBBY) for over 23 years, where she held several roles, including Chief Financial Officer and Chief Administrative Officer. She began her professional career with Arthur Andersen LLP. Lattmann has served on the Board of Directors of Aterian. Inc. (NASDAQ: ATER), a technology-enabled consumer products company, since 2022 where she is the Chair of the Audit Committee, the Board of Directors of Landsea Homes Corporation (NASDAQ: LSEA), a residential home builder, from 2021 until 2023, where she was the Co-Chair of the Compensation Committee, the Board of Directors of Farmer Focus, a private organic chicken company, since 2021 where she is the Chair of the Audit Committee, and the Board of Directors of ArcTrust III, a private growth and income real estate investment trust, since 2020. Lattmann received her Bachelor of Science degree with honors from Bucknell University and is a certified public accountant.

“Never before in SGC’s 100-plus year history have we brought on to our Board so much experience and diversity of perspectives at one time, said Michael Benstock, Chief Executive Officer and Chairman of the Board of Directors. The insights and viewpoints Loreen and Sue assuredly will provide will drive each of our segments to greater success while improving on our commitment to financial and governance excellence. After a comprehensive search, I am confident that we found ideal candidates for our Board.”

“Having Loreen and Sue join our Board will amplify the power of the guidance and oversight we already provide, said Paul Mellini, Lead Director of the Board of Directors. On behalf of the entire Board, I look forward to working with them both at a Board level and soon in committee.”

“Having worked in the St. Petersburg, FL area for many years, I am familiar with the high level of respect SGC has earned and its reputation for acting with integrity, said Spencer. I am thrilled to join the Board of a company that operates in such a manner. I look forward to providing my knowledge and vantage points to SGC’s business, in particular its financial, accounting, and audit functions.”

“I am excited to join a growing company with diverse product and service offerings, said Lattmann. I look forward to leveraging my experience in leading traditional and online consumer-focused businesses and in governance at multiple companies to help SGC achieve its growth plans.”

SGC also announced that Robin Hensley, who has served on SGC’s Board since 2000, has chosen to retire and so will not stand for re-election at the Annual Meeting of Shareholders in May 2024.

“It has been an absolute pleasure to have worked with Robin for over two decades, said Benstock. During her tenure on our board, we have grown and diversified substantially. Robin has been a valuable member of our Board and we wish her the best of success in her future pursuits.”

“It has been an honor to have served on SGC’s Board”, said Hensley. “SGC has significantly transformed, diversified and grown since I joined 23 years ago. It truly has been a pleasure to serve and be part of navigating its many accomplishments. I wish the very best for Loreen, Sue, and the entire SGC Board.”

About Superior Group of Companies, Inc. (SGC):

Established in 1920, Superior Group of Companies is comprised of three attractive business segments each serving large, fragmented and growing addressable markets. Across Healthcare Apparel, Branded Products and Contact Centers, each segment enables businesses to create extraordinary brand engagement experiences for their customers and employees. SGC’s commitment to service, quality, advanced technology, and omnichannel commerce provides unparalleled competitive advantages. We are committed to enhancing shareholder value by continuing to pursue a combination of organic growth and strategic acquisitions. For more information visit www.superiorgroupofcompanies.com.

Contact:

Investor Relations

investors@superiorgroupofcompanies.com